Exhibit 99.2

Hancock Fabrics, Inc.                                                                    FOR IMMEDIATE RELEASE
Corporate Headquarters
One Fashion Way
Baldwyn, MS 38824                                                                    March 8, 2007

Released by: Bruce Smith
(662) 365-6112

HANCOCK FABRICS ANNOUNCES RESIGNATION OF BRUCE SMITH

Hancock Fabrics, Inc. (NYSE symbol: HKF), announced today that Bruce Smith has resigned as Chief Financial Officer and Executive Vice President, effective March 30, 2007, to accept a position with another company.

Jane Aggers, President and CEO, stated, "While we regret Bruce's decision to leave, we thank him for his contributions over the last ten years and wish him success in his new position."

In the interim, Corporate Revitalization Partners, LLC (CRP), will serve as financial advisors to the Company, with Larry Fair, Vice President-Finance, assuming the role of Chief Accounting Officer. CRP is a national consulting firm, focused on providing interim management solutions with operational, financial and other advisory services. CRP's professionals have been providing advisory services to Hancock since December 2006 and are, therefore, familiar with the Company's operations.

Hancock Fabrics, Inc. - America's Fabric Store - is committed to serving creative enthusiasts with a complete selection of fashion and home decorating textiles, sewing accessories, needlecraft supplies and sewing machines, through retail stores and an Internet store at www.hancockfabrics.com.